UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2012

AVALONBAY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12672	77-0404318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, VA	22203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                           Entry into a Material Definitive Agreement.

We previously entered into a $750 million revolving variable rate unsecured credit facility (the “Credit Facility”) with Bank of America, N.A., as administrative agent, swing lender, issuing bank and a bank, JPMorgan Chase Bank, N.A., as a bank and as syndication agent, Deutsche Bank Trust Company Americas, Morgan Stanley Bank and Wells Fargo Bank, N.A., each as a bank and as documentation agent, Barclays Bank PLC as a bank and as co-documentation agent, UBS Securities LLC as a co-documentation agent, the Bank of New York Mellon, PNC Bank, National Association, and Suntrust Bank, each as a bank and as a managing agent, BBVA Compass Bank, Branch Banking and Trust Company, Bank of Tokyo Mitsubishi UFJ, Ltd., each as a bank and as a co-agent, and the other bank parties signatory thereto.  Pursuant to an option available to us under the terms of the Credit Facility, we elected to seek a $550 million increase to the loan commitments of the facility (the “Facility Increase”).  On December 20, 2012, fourteen banks from the existing syndicate of banks under the Credit Facility elected to increase their loan commitments to effectuate the Facility Increase and we entered into an amendment to the Credit Facility to increase the aggregate facility size to $1.3 billion.  Goldman Sachs Bank USA is a new bank to the Credit Facility.  The term of the Credit Facility was extended from September 29, 2015 to April 3, 2017, and we may extend the term for up to two additional six month periods (for a total extension of one year) provided we are not then in default and upon payment of a 7.5 basis point extension fee for each extension option.  We paid customary arrangement and upfront fees to those lenders increasing their loan commitments in connection with the Facility Increase.

In connection with the Facility Increase, the applicable margin over reference rates used to determine the applicable interest rates on our borrowings from time to time decreased.  The unsecured credit facility bears interest at varying levels based on (1) the London Interbank Offered Rate (“LIBOR”), (2) the rating levels issued for our unsecured and unsubordinated long-term indebtedness and (3) a maturity schedule selected by us.  The stated margin over LIBOR can vary from LIBOR plus 0.95% to LIBOR plus 1.725% based upon the rating of our unsecured and unsubordinated long-term indebtedness.  In addition, a competitive bid option is available for borrowings of up to 65% of the Credit Facility amount.  This option allows banks that are part of the lender consortium to bid to provide us loans at a rate that is lower than the stated pricing provided by the unsecured credit facility.  The competitive bid option may result in lower pricing than the stated rate if market conditions allow.  In connection with the Facility Increase, the annual facility fee was also amended to lower the fee (which can vary based on our credit rating) from 0.175% to 0.15% (approximately $2 million based on the $1.3 billion facility size and based on our current credit rating).

Under the Credit Facility we are subject to certain customary covenants, including, but not limited to, maintaining certain coverage ratios such as total outstanding indebtedness to capitalization value, combined EBITDA to combined debt service, unsecured indebtedness to unencumbered asset value, and secured indebtedness to capitalization value.  At the commencement of the Facility Increase, $0 in borrowings was outstanding on the line and letters of credit in the aggregate amount of approximately $46 million were outstanding.  Accordingly, approximately $1.25 billion was available for borrowing.

Item 2.03                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet  Arrangement of a Registrant.

Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

ITEM 9.01                  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1

Amendment No.1 to Third Amended and Restated Revolving Loan Agreement, dated as of December 20, 2012, among the Company, as Borrower, the banks signatory thereto, each as a Bank, and Bank of America, N.A., as Administrative Agent. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

December 21, 2012
	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Chief Financial Officer